MADISON SQUARE GARDEN ENTERTAINMENT CORP. REPORTS
FISCAL 2026 FOURTH QUARTER AND FULL YEAR RESULTS

Fiscal 2026 Revenues of $1.1 Billion, Up 13% Year-Over-Year
Fiscal 2026 Operating Income of $141.5 Million, Up 16% Versus Prior Year
Fiscal 2026 Adjusted Operating Income of $262.2 Million(1), Up 18% Year-Over-Year

NEW YORK, N.Y., August 12, 2026 - Madison Square Garden Entertainment Corp. (NYSE: MSGE) (“MSG Entertainment” or the “Company”) today reported financial results for the fiscal fourth quarter and full-year ended June 30, 2026.
Fiscal 2026 reflected another year of robust demand across the Company's portfolio of live entertainment offerings, with the Company welcoming approximately 6.4 million guests at nearly 960 events. That included concerts, special events, family shows and marquee sports, as well as the New York Knicks' ("Knicks") and New York Rangers' ("Rangers") regular seasons and the Knicks' championship run. It also reflected over 1.2 million tickets sold across 215 paid performances of the Christmas Spectacular production, which achieved another year of record-setting revenues in its 92nd holiday season.
For fiscal 2026, the Company reported revenues of $1,060.8 million, an increase of $118.1 million, or 13%, as compared to the prior fiscal year. In addition, the Company reported operating income of $141.5 million, an increase of $19.4 million, or 16%, and adjusted operating income of $262.2 million, an increase of $39.7 million, or 18%, both as compared to the prior fiscal year.(1)
For the fiscal 2026 fourth quarter, the Company reported revenues of $196.3 million, an increase of $42.2 million, or 27%, as compared to the prior year quarter. In addition, the Company reported an operating loss of $8.6 million, an improvement of $17.1 million as compared to the prior year quarter, and adjusted operating income of $18.6 million as compared to an adjusted operating loss of $1.3 million in the prior year quarter.(1)
Executive Chairman and CEO James L. Dolan said, “Today’s results reflect the strong demand we continue to see for our live entertainment offerings. Looking ahead, we are well positioned to drive solid growth in adjusted operating income in fiscal ’27 and remain confident in our ability to deliver long-term shareholder value.”
Results for the Three and Twelve Months Ended June 30, 2026 and 2025:

	Three Months Ended				Twelve Months Ended
	June 30,		Change		June 30,		Change
$ millions	2026	2025	$	%	2026	2025	$	%
Revenues	$196.3	$154.1	$42.2	27%	$1,060.8	$942.7	$118.1	13%
Operating (Loss) Income	$(8.6)	$(25.8)	$17.1	66%	$141.5	$122.1	$19.4	16%
Adjusted Operating Income (Loss)	$18.6	$(1.3)	$19.9	NM	$262.2	$222.5	$39.7	18%
Note: Amounts may not foot due to rounding. NM — Comparisons from positive to negative values or to zero values are considered not meaningful.
(1) See page 3 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.

Entertainment Offerings, Arena License Fees and Other Leasing
Fiscal 2026 fourth quarter revenues from entertainment offerings of $152.7 million increased $34.0 million, or 29%, as compared to the prior year quarter.
•Revenues from concerts increased $22.7 million, reflecting an increase in the number of concerts at the Madison Square Garden Arena ("The Garden") and higher per-concert revenue, partially offset by a decrease in the number of concerts at the Company's theaters.
•Revenues subject to the sharing of economics with Madison Square Garden Sports Corp. ("MSG Sports") pursuant to the Arena License Agreements increased $5.8 million, primarily due to higher commissions on merchandise sales and higher suite license fee revenues (excluding those retained by the Company) as compared to the prior year quarter.
•Revenues from other live entertainment and sporting events increased $2.3 million due to higher per-event revenue, partially offset by a decrease in the number of events at the Company's venues.
•Revenues from venue-related sponsorship, signage, and suite license fees increased $2.2 million due to higher sponsorship and signage revenues and higher suite license fee revenues (excluding those shared with MSG Sports pursuant to the Arena License Agreements).
Fiscal 2026 fourth quarter arena license fees and other leasing revenues of $11.5 million increased $2.5 million, or 27%, as compared to the prior year quarter due to an increase in other leasing revenues.
Fiscal 2026 fourth quarter direct operating expenses associated with entertainment offerings, arena license fees and other leasing of $100.2 million increased $14.7 million, or 17%, as compared to the prior year quarter.
•Expenses for concerts increased $14.9 million due to higher per-concert expenses and an increase in the number of concerts at The Garden, partially offset by a decrease in the number of concerts at the Company's theaters;
•Expenses subject to the sharing of economics with MSG Sports pursuant to the Arena License Agreements increased $2.0 million, primarily due to expenses incurred as a result of the increase in suite license fee revenues;
•Expenses for other live entertainment and sporting events increased $1.1 million due to higher per-event expenses, partially offset by a decrease in the number of events at the Company's venues; and
•Venue operating costs decreased $1.7 million, while other costs decreased $1.5 million.
Food, Beverage and Merchandise
Fiscal 2026 fourth quarter food, beverage and merchandise revenues of $32.2 million increased $5.8 million, or 22%, as compared to the prior year quarter. This increase was primarily due to (i) higher food and beverage sales at concerts held at the Company's venues of $3.7 million due to an increase in the number of concerts at The Garden, partially offset by a decrease in the number of concerts at the Company's theaters and lower per-concert revenue, and (ii) higher food and beverage sales at Knicks and Rangers games of $1.6 million due to higher per-game revenue.
Fiscal 2026 fourth quarter food, beverage and merchandise direct operating expenses of $20.2 million increased $3.8 million, or 23%, as compared to the prior year quarter, primarily due to higher food and beverage costs at concerts held at the Company's venues and, to a lesser extent, higher food and beverage costs at Knicks and Rangers games at The Garden.
Selling, General and Administrative Expenses
Fiscal 2026 fourth quarter selling, general and administrative expenses of $67.2 million increased $7.3 million, or 12%, as compared with the prior year quarter. This increase was primarily due to higher employee compensation and related benefits.
Operating Loss and Adjusted Operating Income/(Loss)
Fiscal 2026 fourth quarter operating loss of $8.6 million improved $17.1 million and adjusted operating income of $18.6 million increased $19.9 million, both as compared to the prior year quarter, primarily due to the increase in revenues, partially offset by higher direct operating expenses and selling, general and administrative expenses.
Other Matters
The National Railroad Passenger Corporation (“Amtrak”) previously selected Penn Transformation Partners, a consortium led by Halmar Infrastructure Development, Inc. and Skanska Infrastructure Development, Inc. (collectively, the “Master Developer”) to redevelop New York Penn Station subject to the execution of various binding agreements (the “Developer Agreements”). On June 8, 2026, in connection with the proposed redevelopment of Penn Station, the Company announced that, through a wholly-owned subsidiary, it had entered into a non-binding memorandum of understanding with the Master Developer (i) acknowledging that the Madison Square Garden Arena must remain fully operational at all times during the redevelopment as required by the Company and (ii) contemplating the transfer of the Infosys Theater at Madison Square Garden to the Master Developer, subject to further negotiation and execution of definitive documentation between the Company and the Master Developer and the execution of the Developer Agreements.

About Madison Square Garden Entertainment Corp.
Madison Square Garden Entertainment Corp. (MSG Entertainment) is a leader in live entertainment, delivering unforgettable experiences while forging deep connections with diverse and passionate audiences. The Company’s portfolio includes a collection of world-renowned venues – New York’s Madison Square Garden, Infosys Theater at Madison Square Garden, Radio City Music Hall, and Beacon Theatre; and The Chicago Theatre – that showcase a broad array of sporting events, concerts, family shows, and special events for millions of guests annually. In addition, the Company features the original production, the Christmas Spectacular Starring the Radio City Rockettes, which has been a holiday tradition for more than 90 years. More information is available at www.msgentertainment.com.

Non-GAAP Financial Measures
We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) excluding (i) depreciation, amortization and impairments of property and equipment, goodwill and other long-lived assets, including right of use assets and related lease costs, (ii) share-based compensation expense or benefit, (iii) restructuring charges or credits, (iv) merger, spin-off, and acquisition-related costs, including merger-related litigation expenses, (v) gains or losses on sales or dispositions of businesses and associated settlements, (vi) the impact of purchase accounting adjustments related to business acquisitions, (vii) amortization for capitalized cloud computing arrangement costs and (viii) gains and losses related to the remeasurement of liabilities under the executive deferred compensation plan. We exclude impairments of long-lived assets, including right-of-use assets and related lease costs, as these expenses do not represent core business operating results of the Company. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of our business without regard to the settlement of an obligation that is not expected to be made in cash. We eliminate merger, spin-off, and acquisition-related transaction costs, when applicable, because the Company does not consider such costs to be indicative of the ongoing operating performance of the Company as they result from an event that is of a non-recurring nature, thereby enhancing comparability. In addition, management believes that the exclusion of gains and losses related to the remeasurement of liabilities under the executive deferred compensation plan, provides investors with a clearer picture of the Company’s operating performance given that, in accordance with U.S. generally accepted accounting principles, gains and losses related to the remeasurement of liabilities under the executive deferred compensation plan are recognized in operating income (loss) whereas gains and losses related to the remeasurement of the assets under the executive deferred compensation plan, which are equal to and therefore fully offset the gains and losses related to the remeasurement of liabilities, are recognized in other income (expense), net, which is not reflected in operating income (loss).
We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of the Company on a consolidated basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 5 of this release.
Forward-Looking Statements
This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the redevelopment of Penn Station and the proposed transfer of the Infosys Theater at Madison Square Garden to the Master Developer. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments or events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Ari Danes, CFA Senior Vice President, Investor Relations, Financial Communications & Treasury Madison Square Garden Entertainment Corp. (212) 465-6072
Grace Kaminer Vice President, Investor Relations & Treasury Madison Square Garden Entertainment Corp. (212) 631-5076
Conference Call Information:
The conference call will be webcast live today at 10:00 a.m. ET at investor.msgentertainment.com
Conference call dial-in number is 833-461-5787 / Conference ID Number 549926872
Webcast replay available at investor.msgentertainment.com until August 19, 2026
Investor presentation available at investor.msgentertainment.com/events-and-presentations

MADISON SQUARE GARDEN ENTERTAINMENT CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2026	2025	2026	2025
Revenues:
Revenues from entertainment offerings	$152,677	$118,723	$810,128	$712,294
Food, beverage, and merchandise revenues	32,168	26,402	164,410	150,506
Arena license fees and other leasing revenue	11,477	9,013	86,246	79,934
Total revenues	196,322	154,138	1,060,784	942,734
Direct operating expenses:
Entertainment offerings, arena license fees, and other leasing direct operating expenses	(100,236)	(85,501)	(483,196)	(444,256)
Food, beverage, and merchandise direct operating expenses	(20,244)	(16,489)	(99,103)	(91,387)
Total direct operating expenses	(120,480)	(101,990)	(582,299)	(535,643)
Selling, general and administrative expenses	(67,213)	(59,927)	(253,112)	(214,974)
Depreciation and amortization	(14,223)	(15,432)	(56,069)	(57,768)
Impairment of long-lived assets	—	(1,502)	(13,782)	(11,202)
Restructuring charges	(3,047)	(1,041)	(13,986)	(1,055)
Operating (loss) income	(8,641)	(25,754)	141,536	122,092
Interest income	2,617	881	6,195	2,328
Interest expense	(9,090)	(11,708)	(39,962)	(50,506)
Loss on extinguishment of debt	—	(6,132)	—	(6,132)
Other income (expense), net	752	542	(793)	(2,221)
(Loss) income from operations before income taxes	(14,362)	(42,171)	106,976	65,561
Income tax benefit (expense)	4,377	14,994	(40,790)	(28,130)
Net (loss) income	$(9,985)	$(27,177)	$66,186	$37,431

(Loss) earnings per share attributable to MSG Entertainment’s stockholders:
Basic	$(0.21)	$(0.57)	$1.39	$0.78
Diluted	$(0.21)	$(0.57)	$1.38	$0.77

Weighted-average number of common shares outstanding:
Basic	47,483	47,611	47,460	48,031
Diluted	47,483	47,611	48,002	48,330

MADISON SQUARE GARDEN ENTERTAINMENT CORP.
ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO
ADJUSTED OPERATING INCOME (LOSS)
(in thousands)
(Unaudited)

The following is a description of the adjustments to operating (loss) income in arriving at adjusted operating income (loss) as described in this earnings release:

•Depreciation and amortization. This adjustment eliminates depreciation and amortization of property and equipment and intangible assets.
•Impairment of long-lived assets. This adjustment eliminates the impairment of long-lived assets, including right of use assets and related lease costs.
•Share-based compensation. This adjustment eliminates the compensation expense relating to restricted stock units, performance stock units and stock options granted to employees and non-employee directors.
•Restructuring charges. This adjustment eliminates costs related to termination benefits provided to certain corporate executives and employees.
•Merger, spin-off, and acquisition-related costs. This adjustment eliminates costs related to mergers, spin-offs and acquisitions, including merger-related litigation expenses.
•Amortization for capitalized cloud computing arrangement costs. This adjustment eliminates amortization of capitalized cloud computing arrangement costs.
•Remeasurement of deferred compensation plan liabilities. This adjustment eliminates the impact of gains and losses related to the remeasurement of liabilities under the executive deferred compensation plan.

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
$ thousands	2026	2025	2026	2025
Operating (loss) income	$(8,641)	$(25,754)	$141,536	$122,092
Depreciation and amortization	14,223	15,432	56,069	57,768
Impairment of long-lived assets and related lease costs	862	1,502	16,878	11,202
Share-based compensation (excluding share-based compensation included in restructuring charges)	8,476	5,860	32,495	27,694
Restructuring charges	3,047	1,041	13,986	1,055
Merger, spin-off, and acquisition-related costs	—	113	—	1,474
Amortization of capitalized cloud computing arrangement costs	27	161	252	713
Remeasurement of deferred compensation plan liabilities	643	359	968	508
Adjusted operating income (loss)	$18,637	$(1,286)	$262,184	$222,506

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands, except per share data)
	June 30,
	2026	2025
ASSETS
Current Assets:
Cash, cash equivalents and restricted cash	$294,158	$43,538
Accounts receivable, net	87,998	66,781
Related party receivables, current	28,132	22,487
Prepaid expenses and other current assets	111,859	104,326
Total current assets	522,147	237,132
Non-Current Assets:
Property and equipment, net	591,696	621,075
Right-of-use lease assets	448,892	484,544
Goodwill	69,041	69,041
Indefinite-lived intangible assets	63,801	63,801
Deferred tax assets, net	53,485	54,072
Other non-current assets	186,188	140,177
Total assets	$1,935,250	$1,669,842
LIABILITIES AND EQUITY (DEFICIT)
Current Liabilities:
Accounts payable, accrued and other current liabilities	$324,708	$184,360
Related party payables, current	63,978	23,830
Long-term debt, current	30,469	30,469
Operating lease liabilities, current	44,461	35,100
Deferred revenue	284,636	228,642
Total current liabilities	748,252	502,401
Non-Current Liabilities:
Long-term debt, net of deferred financing costs	540,334	568,780
Operating lease liabilities, non-current	560,101	566,484
Other non-current liabilities	40,782	45,477
Total liabilities	1,889,469	1,683,142
Commitments and contingencies
Equity (deficit):
Class A Common Stock (a)	465	461
Class B Common Stock (b)	69	69
Additional paid-in capital	61,885	44,843
Treasury stock at cost (6,106 and 5,483 shares as of June 30, 2026 and June 30, 2025, respectively)	(205,204)	(180,204)
Retained earnings	219,220	153,034
Accumulated other comprehensive loss	(30,654)	(31,503)
Total equity (deficit)	45,781	(13,300)
Total liabilities and equity (deficit)	$1,935,250	$1,669,842
_________________
(a) Class A common stock, $0.01 par value per share, 120,000 shares authorized; 46,545 and 46,076 shares issued as of June 30, 2026 and June 30, 2025, respectively.
(b) Class B common stock, $0.01 par value per share, 30,000 shares authorized; 6,867 shares issued as of June 30, 2026 and June 30, 2025.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.
SELECTED CASH FLOW INFORMATION
(in thousands)
(Unaudited)

	Twelve Months Ended
	June 30,
	2026	2025
Net cash provided by operating activities	$351,435	$115,297
Net cash used in investing activities	(29,786)	(23,693)
Net cash used in financing activities	(71,029)	(81,621)
Net increase in cash, cash equivalents and restricted cash	250,620	9,983
Cash, cash equivalents and restricted cash, beginning of period	43,538	33,555
Cash, cash equivalents and restricted cash, end of period	$294,158	$43,538